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                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                    SCHEDULE 13G
                      UNDER THE SECURITIES EXCHANGE ACT OF 1934


                       Image Guided Technologies, Inc.
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                               (Name of Issuer)

                          Common Stock, no par value
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                        (Title of Class of Securities)

                                  451922 10 8
                 --------------------------------------------
                                (CUSIP Number)

                              December 31, 1998
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            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

/ / Rule 13d-1(b)
/X/ Rule 13d-1(c)
/ / Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 451922 10 8
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1.  NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    (entities only)

    Paul L. Ray
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    (a) / /
    (b) / /
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3.  SEC USE ONLY
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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.A.
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NUMBER OF               5.  SOLE VOTING POWER

SHARES                      420,399
                        --------------------------------------------------------
BENEFICIALLY
                        6.  SHARED VOTING POWER
OWNED BY
                            N/A
EACH                    --------------------------------------------------------

REPORTING               7.  SOLE DISPOSITIVE POWER

PERSON                      420,399
                        --------------------------------------------------------
WITH:                   8.  SHARED DISPOSITIVE POWER

                            N/A
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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    420,399
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See Instructions) / /
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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    9.8%
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12. TYPE OF REPORTING PERSON (See Instructions)

    IN
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ITEM 1.  Image Guided Technologies, Inc.
         5710 B Flatiron Parkway
         Boulder, CO  80301

ITEM 2.  (a)  Paul L. Ray
         (b)  5710-B Flatiron Parkway, Boulder, CO 80301
         (c)  U.S.A.
         (d)  Common Stock, no par value
         (e)  451922 10 8

ITEM 3.  N/A

ITEM 4.  (a)  420,399
         (b)  9.8 %
         (c)  (i)420,399*; (ii) N/A; (iii) 420,399*; (iv) N/A
         * Includes 270,399 shares underlying stock options that are exercisable prior to 3/1/00.

ITEM 5.  N/A

ITEM 6.  N/A

ITEM 7.  N/A

ITEM 8.  N/A

ITEM 9.  N/A

ITEM 10. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       January 19, 2000
                                       -----------------
                                             Date

                                       /s/ Paul L. Ray
                                       -----------------
                                           Signature

                                          Paul L. Ray
                                       -----------------
                                          Name/Title

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